Exhibit (j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement of Global/International Fund, Inc on Form N-1A ("Registration Statement") of our report dated December 23, 2004, relating to the financial statements and financial highlights which appears in the October 31, 2004 Annual Report to Shareholders of Scudder Global Bond Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm and Reports to Shareholders", "Financial Statements" and "Financial Highlights" in such Registration Statement.


/s/PricewaterhouseCoopers LLP


Boston, Massachusetts
February 25, 2005